Exhibit 10.2

WEYERHAEUSER COMPANY
2013 LONG-TERM INCENTIVE PLAN
2015 PERFORMANCE SHARE AWARD
TERMS AND CONDITIONS (U.S.)

Pursuant to your Grant Notice (the “Grant Notice”) and these Performance Share Award Terms and Conditions, Weyerhaeuser Company has granted to you under its 2013 Long-Term Incentive Plan (the “Plan”) the number of Performance Share Awards (“Awards”) indicated in your Grant Notice at the market value indicated in your Grant Notice (the “Grant”). The Grant was made as of the date of the Compensation Committee action authorizing the Grant (the “Grant Date”). You may decline this Grant by notifying the Compensation and Benefits Department at bened@weyerhaeuser.com within one month of the Grant Date. If you decline this Grant, you will not be entitled to any award, benefit, or other compensation in lieu thereof.
Capitalized terms used but not defined in this document have the definitions given to such terms in the Plan. Awards represent the Company’s unfunded and unsecured promise to issue shares of Company Common Stock to you at a future date based upon satisfaction of certain performance criteria, subject to the terms of this document and the Plan. You have no rights to or under the Awards other than the rights of a general unsecured creditor of the Company. In addition, the Awards have the following terms and conditions:
1.    Earning and Vesting of Awards. You will earn the Awards granted to you only if the Company achieves certain business targets over a three-year performance period and, except as otherwise provided in Section 3, you remain employed by the Company or Related Company through the end of the performance period. The performance period begins on January 1 of the year the Awards are granted and ends on December 31 of the second year following the year of the grant. For example, for Awards granted in 2015 the three-year performance period will be January 1, 2015 through December 31, 2017. You will earn the level of Awards shown in the table below based on the Company’s performance in achieving the specified business targets. All Awards will be earned and vest on the third anniversary of the Grant Date, subject to the Compensation Committee certifying achievement of the business targets.

TSR Percentile Rank	Payout % of Target Awards
< 25th percentile	0%
25th percentile	50%
50th percentile	100%
≥75th percentile	150%
Note: Payout percentages for TSR performance above the 25th percentile will be linearly interpolated between percentiles with a maximum of 150%.

The business targets to be measured will be Weyerhaeuser Company’s total shareholder return (“TSR”) over the three-year performance period measured against (1) TSR for the Standard & Poor’s 500 index of companies and (2) TSR for an industry peer group of companies. Each business target (i.e., TSR versus S&P 500 and TSR versus industry peer group) will be weighted 50% in determining earned Awards. TSR measures the percentage change in share price from the beginning of the performance period to the end of the performance period and assumes immediate reinvestment of dividends when declared at the closing share price on the date declared. A list of the companies included in the industry peer group is attached as Exhibit A. The maximum number of shares that can be earned under a Grant is 150% of target.
All determinations with respect to Awards will be made by the Compensation Committee, including determinations as to TSR and the level of Awards earned. The Compensation Committee shall make adjustments to the constituent companies in the S&P 500 and in the industry peer group based on certain changes to such companies (e.g., with respect to corporate events such as merger, tender offer, liquidation or other significant events) in accordance with policies and procedures adopted by the Compensation Committee during the first 90 days of the performance period.
2.    Conversion of Awards and Issuance of Shares. Upon vesting of Awards in accordance with Section 1, one share of Company Common Stock shall be issued for each earned Award that vests on such date (the “Shares”), subject to the terms of the Plan and this document. The Company will subtract from the vested Shares the whole number of Shares necessary to satisfy any required Tax Withholding Obligations as described in Section 9, and transfer the balance of the vested Shares to you. No fractional shares of Common Stock shall be issued under this Grant. The delivery of vested Shares shall occur as soon as practicable after the vesting date specified in Section 1, but in all events by a date which is within 30 days following such date.
3.    Termination of Employment; Death; Disability; Change in Control. In the event of your termination of employment, death or Disability or a Change in Control while Awards are outstanding, the following vesting and payment provisions will apply. Within 30 days following each applicable release date specified below, one share of Company Common Stock will be issued for each earned Award that is scheduled for release on such date, subject to the terms of the Plan and this document, and subject to any Tax Withholding Obligations as described in Section 9 hereof.
(a)    Termination of Employment at Age 62. If you terminate employment at age 62 or older (such termination being referred to herein as “retirement”), and if clause (ii) in the second paragraph of Section 3(f) is not applicable, you will be entitled to receive all or a portion of your earned Awards as set forth below, to be released on the same dates as provided for in Sections 1 and 2. Specifically, your earned Awards will be released according to the following schedule:
i.    If your retirement occurs on or after the one-year anniversary of the Grant Date, your Awards will continue to be earned and paid in accordance with the provisions of Section 1 and Section 2 based on actual performance results for the applicable performance period, notwithstanding your termination of employment before the vesting date.
ii.    If your retirement occurs before the one-year anniversary of the Grant Date, the number of Awards will be pro-rated based on the number of months you worked after the Grant Date. The number of Awards will be calculated by multiplying (x) the actual number of Awards earned as of the end of the three-year performance period by (y) a fraction, the numerator of which is the number of months worked after the Grant Date (and before your retirement) and the denominator of which is 12. The remaining Awards will be forfeited and no Shares will be issued or issuable with respect to such forfeited portion of the Awards. The earned pro-rated Awards will vest and be released as provided in Sections 1 and 2 above.
(b)    Termination of Employment Due to Job Elimination. If your employment is involuntarily terminated due to the elimination of your position with the Company or any Related Company, and if clause (ii) in the second paragraph of Section 3(f) is not applicable, your Awards will continue to vest as provided in Section 1 for one year following your termination and your earned and vested Awards will be released as provided in Section 2. The remaining unvested portion of your Awards as of the one-year anniversary of your termination date will be forfeited and no Shares will be issued or issuable with respect to such forfeited portion of the Awards. For example, if your termination occurs more than one year before the scheduled vesting date (i.e., the third anniversary of the Grant Date), then all Awards with respect to that performance period will be forfeited and no Shares will be issued or issuable with respect to such forfeited Awards.
(c)    Termination of Employment for Other Reasons. If your employment is terminated before any of your Awards are earned and vest as provided in Section 1 and none of the other provisions of this Section 3 apply, any Awards that are not vested on the date of your termination are immediately forfeited and no Shares will be issued or issuable with respect to such forfeited portion of the Awards.
(d)    Termination of Employment for Cause. If your employment is terminated for Cause (defined below), then notwithstanding anything to the contrary herein, including but not limited to Section 3(a), any outstanding Awards will be immediately forfeited at the time the Company or Related Company first notifies you of your termination for Cause and no Shares will be issued or issuable with respect to such forfeited Awards. In addition, if your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, payment of all outstanding Awards may be suspended during such period of investigation to the extent permissible under Section 409A of the U.S. Internal Revenue Code of 1986, as amended (“Section 409A”). If, at the conclusion of such investigation, your employment or service relationship is terminated for Cause, all outstanding Awards shall be immediately forfeited as provided above and you shall be required to promptly repay to the Company any Shares relating to such Awards that were previously paid to you during the period of investigation. If any facts that would constitute termination for Cause are discovered after your termination of service, any outstanding Awards may be immediately terminated by the Compensation Committee.

“Cause” means: (i) willful and continued failure to perform substantially your duties with the Company or any Related Company after the Company or Related Company delivers to you written demand for substantial performance specifically identifying the manner in which you have not substantially performed your duties; (ii) conviction of a felony; or (iii) willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company or any Related Company.
(e)    Death or Disability. In the event of your death or Disability while actively employed, your Awards will continue to be earned and paid in accordance with the provisions of Section 1 and Section 2 based on actual performance results for the applicable performance period, notwithstanding your termination of employment before the vesting date. In the event of your death, payment will be made to your estate.
(f)    Change in Control. If a Change in Control occurs before the end of the three-year performance period, the target performance level (i.e., 50th percentile) will be deemed to have been achieved and you will be deemed to have earned a payout percentage of 100% of your target Awards.
Following a Change in Control, your earned Awards will vest as set forth in Section 1 and be released as set forth in Section 2, subject to the following provisions of this Section 3(f): (i) your then-outstanding earned Awards will immediately fully vest as of the effective date of the Change in Control in the event that the Awards are not assumed, converted or replaced by the successor entity to the Company, and, to the extent permissible under Section 409A, will be released as of such date if such Change in Control qualifies as a “change in control event” for purposes of Treas. Reg. § 1.409A-3(i)(5) (or successor provisions); and (ii) subject to Section 15, your earned Awards will immediately fully vest and be released as of the date of your separation from service (as defined in Treas. Reg. §°1.409A-1(h) (or successor provisions)), provided that such separation from service occurs within 24 full calendar months following the effective date of the Change in Control and is either an involuntary separation by the Company (which term includes, for purposes of this Section 3(f), any Related Company and any successor entity) other than for Cause (as defined above in Section 3(d)) or a voluntary separation by you for Good Reason.
“Good Reason” means, without your express written consent, the occurrence of any one or more of the following events:
i.    a material reduction in your authority, duties, or responsibilities existing immediately prior to the Change in Control;
ii.    within 24 months following a Change in Control, the Company’s requiring you to be based at a location that is at least 50 miles farther from your primary residence immediately prior to a Change in Control than is such residence from the Company’s headquarters immediately prior to a Change in Control, except for required travel on the Company’s business to an extent substantially consistent with your business obligations as of the Grant Date;
iii.    a material reduction by the Company of your base salary as in effect immediately prior to the Change in Control;

iv.    a material reduction in the benefits coverage in the aggregate provided to you immediately prior to the Change in Control; provided, however, that reductions in the level of benefits coverage will not be deemed to be “Good Reason” if your overall benefits coverage is substantially consistent with the average level of benefits coverage of other executives who have positions commensurate with your position at the acquiring company; or
v.    a material reduction in your level of participation, including your target-level opportunities, in any of the Company’s short- and/or long-term incentive compensation plans in which you participate as of the Grant Date (for this purpose a material reduction shall be deemed to have occurred if the aggregate “incentive opportunities” are reduced by 10% or more), or a material increase in the relative difficulty of the measures used to determine the payouts under such plans; provided, however, that reductions in the levels of participation or increase in relative difficulty of payout measures will not be deemed to be “Good Reason” if your reduced level of participation or difficulty of measures in each such program remains substantially consistent with the level of participation or difficulty of the measures of some or all other executives who have positions commensurate with your position at the acquiring company.
In no event will your resignation be for Good Reason unless: (A) an event set forth above has occurred and you provide the Company with written notice thereof within 30 days after you have knowledge of the occurrence or existence of such event, which notice specifically identifies the event that you believe constitutes Good Reason; and (B) the Company fails to correct the event so identified in all material respects within 30 days after receipt of such notice.
4.    Dividends. Except as otherwise specifically provided in this document, you will not be entitled to any rights of a shareholder with respect to any outstanding Awards. Notwithstanding the foregoing, if the Company declares and pays dividends on Common Stock during the time period when Awards are outstanding, you will be credited with additional amounts for each Award equal to the dividend that would have been paid with respect to such Award if it had been an actual share of Common Stock, which amount shall remain subject to any restrictions (and as determined by the Administrator may be reinvested in Awards or may be accrued as cash with or without interest) and shall vest and be paid concurrently with the vesting and payment of the Awards upon which such dividend equivalent amounts were paid based on actual performance results.
5.    No Rights as Shareholder until Vesting and Issuance of Shares. You will not have any voting or any other rights as a shareholder of the Common Stock with respect to the outstanding Awards. Upon vesting of the Awards and issuance of shares of Common Stock, you will obtain full voting and other rights as a shareholder of the Company.
6.    Securities Law Compliance. Notwithstanding any other provision of this document, you may not sell the Shares acquired upon vesting and issuance of the Awards unless such Shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such Shares are not then so registered, such sale is exempt from the registration requirements of the Securities Act. The sale of such Shares must also comply with other applicable laws and regulations governing the Shares and you may not sell the Shares if the Company determines that such sale would not be in material compliance with such laws and regulations.
7.    Non-Transferability of Awards. Notwithstanding any other provision of this document, you may not sell, pledge, assign, hypothecate, transfer or dispose of your Awards in any manner prior to the distribution to you of shares of Company common stock in respect of such Awards. Awards shall not be subject to execution, attachment or other process. Notwithstanding the foregoing, pursuant to Section 3(e), Shares may be issued to your estate in the event of your death.
8.    Independent Tax Advice. Determining the actual tax consequences of receiving or disposing of the Awards and Shares may be complicated. These tax consequences will depend, in part, on your specific situation and also may depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. You should consult a competent and independent tax advisor for a full understanding of the specific tax consequences to you of receiving or disposing of Awards and Shares. You are encouraged to consult with a competent tax advisor independent of the Company to obtain tax advice concerning the receipt, vesting or disposition of the Awards or Shares in light of your specific situation.
9.    Taxes and Withholding. You are ultimately liable and responsible for all taxes owed in connection with the Awards, including federal, state, local, FICA, or foreign taxes of any kind required by law, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Awards. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the Grant or vesting of the Awards or the subsequent sale of Shares issuable pursuant to the Awards. The Company does not commit and is under no obligation to structure the Awards to reduce or eliminate your tax liability.
When an event occurs in connection with the Awards (e.g., vesting) that the Company determines results in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any social tax obligation (a “Tax Withholding Obligation”), to the extent required by law, and to the extent permitted by Section 409A, the Company may retain without notice from Shares issuable under the Awards or from salary or other amounts payable to you, whole Shares or cash having a value sufficient to satisfy your Tax Withholding Obligation.
The Company may refuse to issue any Shares to you until your Tax Withholding Obligation is satisfied. You should be aware that, in accordance with the Plan, a delay in satisfying your Tax Withholding Obligation could cause a forfeiture of the Shares.
10.    Grant Not an Employment or Service Contract. Nothing in the Plan or any Award granted under the Plan will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other relationship at any time, with or without cause.

11.    No Right to Damages. You will have no right to bring a claim or to receive damages if any portion of the Grant is forfeited. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of your termination of service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.
12.    Binding Effect. The terms and conditions of this Grant will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.
13.    Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. (a) All Awards under the Plan are discretionary in nature and may be suspended or terminated by the Company at any time. (b) Each Grant is a one-time benefit that does not create any contractual or other right to receive future grants of Awards. (c) All determinations with respect to any such future grants, including, but not limited to, the times when grants will be made, the number of Awards subject to each grant, the grant price, vesting and other terms applicable to the grant, and the time or times when each grant will be exercisable, will be at the sole discretion of the Company. (d) Your participation in the Plan is voluntary. (e) The value of the Grant is an extraordinary item of compensation that is outside the scope of your employment contract, if any. (f) The Grant is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. (g) Except as may otherwise be explicitly provided in the terms and conditions of this Grant, the vesting of the Grant ceases upon your termination of employment for any reason and any unvested Awards will be forfeited. (h) The future value of the Shares underlying the Grant is unknown and cannot be predicted with certainty. (i) The Compensation Committee may determine that Grants to you are subject to a formula-based maximum award amount intended to qualify your Awards as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. In that case, your Awards shall be subject to the Section 162(m) provisions set forth in Section 15 of the Plan and shall not exceed the maximum amounts applicable under such Section 162(m) provisions.
14.    Employee Data Privacy. By accepting this Grant, you: (a) authorize the Company (and your employer, if different, and any agent of the Company administering the Plan or providing Plan recordkeeping services) to disclose to the Company or any of its affiliates, and their respective agents in connection with administering the Plan, any information and data the Company requests (including personal data) in order to facilitate the grant of the Award and the administration of the Plan; (b) agree that the Company (and your employer, if different, and any of their respective agents in connection with administering the Plan) may act as a data controller and/or data processor with respect to such information and data and waive to the maximum extent permissible by law any data privacy rights you may have with respect to such information and data; and (c) authorize the Company and its agents to store and transmit such information, including in electronic form, to its affiliates or agents in any country (including countries which may not provide for data protection equivalent to the United States).
15.    Compliance with Section 409A. To the extent that the Company determines that the Awards are subject to Section 409A, these Terms and Conditions will be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A to the maximum extent possible. In addition, if the Awards are subject to Section 409A and you must be treated as a “specified employee” within the meaning of Section 409A, any payments made on account of your separation from service for purposes of Section 409A will be made at the time specified above in these Terms and Conditions or, if later and to the extent required by Section 409A, on the date that is six months and one day following the date of your separation from service. To the extent that the Company determines that the Awards are subject to Section 409A and fail to comply with the requirements of Section 409A, the Company reserves the right (without any obligation to do so) to amend, restructure, terminate or replace the Awards in order to cause the Awards to either not be subject to Section 409A or to comply with the applicable provisions of Section 409A.

Exhibit A

Industry Peer Group Companies

Boise Cascade Company (BCC)
Canfor Corporation (CFP)
Catchmark Timber Trust, Inc. (CTT)
Deltic Timber Corporation (DEL)
Domtar Corporation (UFS)
International Paper Company (IP)
Louisiana-Pacific Corporation (LPX)
MeadWestvaco Corporation (MWV)
Plum Creek Timber Company (PCL)
Potlatch Corporation (PCH)
Rayonier Inc. (RYN)
The St. Joe Company (JOE)
Universal Forest Products, Inc. (UFPI)
West Frasier Timber Co. Ltd. (WFT)

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